INTELLECTUAL  PROPERTY  ASSIGNMENT

          THIS  ASSIGNMENT  dated  for  reference  the 1st day of October, 2000.

BETWEEN:

GOLDPAINT  INTERNET  SERVICES,  INC.,  a  California  Company

(herein called the "Assignor")

AND:

VIRTUALSELLERS.COM, INC., a corporation existing under the Canada Business Corporations Act

(herein called the "Assignee")

WITNESSES  THAT  WHEREAS:

A. By Letter Agreement (the "Letter Agreement"), dated August 30, 2000, the Assignor agreed to sell to the Assignee the Assignee's internet services development business (the "Business") and, except as expressly excluded therein, all property and assets of the Business including in particular all right, title, benefit and interest which the Assignor is entitled to or possessed of under all contracts, engagements, commitments and intellectual property rights respecting the Business;

B. The parties wish to enter into this instrument to effect the conveyance to the Assignee of said right, title, benefit and interest of the Vendor under said contracts, engagements, commitments and intellectual property rights; and

C. Various representations and warranties were made by the Assignor to the Assignee in the Letter Agreement respecting the said contracts, engagements, commitments and intellectual property rights;

NOW THEREFORE, for the consideration set out in the Letter Agreement the parties agree as follows:

1.     Definitions

     In this Assignment, the expressions following shall have the meanings indicated below, unless the context otherwise requires:

1.1 "including" means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word and the word "include" and its derivatives shall be construed accordingly;

1.2 "Trade Secret" means information, including a formula, pattern, compilation, program, device, product, method, technique or process, that

          (a) is used, or may be used, in business or for any commercial advantage,

          (b) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use,

          (c) is the subject of reasonable efforts to prevent it from becoming generally known, and

          (d) the disclosure of which would result in harm or improper benefit.

1.3 "Customers" includes all viewers and visitors to the Assignor's web sites, together with all parties who have contracted with, or indicated any interest in acquiring services from the Assignor.

1.4 "Confidential Information" includes all Trade Secrets of the Assignor and includes information contained in or related to:

     (a) any and all versions of the Assignor's proprietary software, hardware, firmware, data and documentation ;

     (b) other proprietary software, hardware, firmware, data, documentation and information previously, now or later, created, developed, produced or distributed by the Assignor;

     (c)     the  Assignor's  business  methods  and  practices;

     (d) compilations of data or information concerning the Assignor's business and its Customers;

     (e) the names of the Assignor's suppliers, advertisers and Customers and the nature of the Assignor's relationships with these suppliers, advertisers and Customers;

     (f) information obtained from the Assignor's Customers or compiled from such information;

     (g) the technology, systems, improvements, plans and technology used or proposed to be used by the Assignor; and,

     (h) any other information not generally known to the public (including information about the Assignor's operations, personnel, products or services) which, if misused or disclosed could have a reasonable possibility of adversely affecting the business of the Assignor, but does not include any of the foregoing that is generally known in the area of business in which the Assignor is engaged or is otherwise accessible through lawful, non-confidential sources.

1.5 "Works" includes all discoveries, developments, designs, improvements, inventions, ideas, creations, algorithms, drawings, compilations of information, analysis, experiments, reports, formulae, methods, processes, techniques, molds, prototypes, products, samples, equipment, tools, machines, software and documentation therefore, flowcharts, specifications and source code listings, strategies, know-how, works, trade-marks, domain names and data; and includes any modifications or improvements thereto, whether or not patentable or registrable under patent, copyright or similar statutes, that are developed, created, generated, conceived, reduced to practice or learned by the Assignor, either alone or jointly with others, that are related to or useful in the business of the Assignor, or result from tasks done by the Assignor, or result from the use of premises or property (including equipment, software, firmware, data, supplies, facilities, or the Assignor's Confidential Information) owned, leased, licensed or contracted for by the Assignor.

1.6 "Intellectual Property Rights" means any and all rights recognized by law (whether by statute, common law or otherwise) in respect of the Works, including trade secret and confidential information protection, patents, domain names and domain name registration, copyright and copyright registration, industrial design registration and trade-marks and trade-mark registrations and other registrations or grants of rights analogous thereto including the intellectual property rights listed on Schedule "B" hereto.

2.     Non-Disclosure

2.1 Except upon the express authorization or direction by the Assignee, the Assignor shall not, at any time, for any reason or cause whatsoever, disclose to or discuss with any other person in any manner whatsoever the Confidential Information.

2.2 At all times, except upon the express authorization or direction by the Assignee, the Assignor shall not use, reproduce or take advantage of the Confidential Information for the purpose of creating, maintaining, or marketing or aiding in the creation, maintenance or marketing of any product or service which is competitive with any product or service developed, owned licensed, sold or marketed by the Assignee.

2.3 Upon the request of the Assignee, the Assignor shall immediately provide to the Assignee all materials, including all copies in whatever form or media, containing the Confidential Information which are in the Assignor's possession or under the Assignor's control or which are in the possession or under the control of any persons for whom the Assignor is legally responsible.

3.     Assignment

3.1 The Assignor hereby transfers and assigns all of the Confidential Information, Works and the Intellectual Property Rights to the Assignee. Hereafter, all Works shall be the sole property of the Assignee and its assigns, and the Assignee and its assigns shall be the sole owners of all of the Intellectual Property Rights. The Assignor shall assist the Assignee in every reasonable way (but at the Assignor's expense) to obtain, modify and from time to time enforce all of the Intellectual Property Rights in all countries, and to that end the Assignor shall execute all documents for use in applying for, modifying and obtaining such Intellectual Property Rights and enforcing all of the Intellectual Property Rights, as the Assignee may desire, together with any assignments thereof to the Assignee or persons designated by it.

3.2 The Assignor hereby waives in whole all moral rights which the Assignor may have in the Works, including the right to the integrity of the Works, the right to be associated with the Works, the right to restrain or claim damages for any distortion, mutilation or other modification of the Works and the right to restrain use or reproduction of the Works in any context and in connection with any product, service, cause or institution.

3.3 Listed on Schedule "A" to this Agreement are any works and inventions created by the Assignor, alone or jointly with others, which are exempt from the operation of this Agreement. If nothing is listed on Schedule "A", the Assignor represents that there are no such works or inventions as of the date of this Agreement.

4.     Enforcement

4.1 The Assignor acknowledges and agrees that damages may not be an adequate remedy to compensate The Assignee for any breach of the Assignor's obligations contained in this Agreement and, accordingly, the Director agrees that in addition to any and all other remedies available to the Assignee, the Assignee shall be entitled to obtain relief by way of temporary or permanent injunction to enforce the obligations contained in this Agreement.

5.     General

5.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

5.2 If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

5.3 No failure or delay on the part of the Assignee in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other further exercise thereof or the exercise of any further right, power or remedy.

5.4 The Assignor has read this Agreement, having been given sufficient time to do so thoroughly, and understands it and agrees to its terms and the Assignor's obligations hereunder. The Assignor has been given the opportunity by The Assignee to obtain independent legal advice concerning the interpretation and effect of this Agreement. The Assignor hereby acknowledges having received a fully executed copy of this Agreement.

     IN WITNESS WHEREOF this Agreement has been executed by the parties on the date set out above.

GOLDPAINT  INTERNET  SERVICES,  INC.

Per: /s/ Mark Stubbins
     Authorized  Signatory

VIRTUALSELLERS.COM,  INC.

Per: /s/ Dennis Sinclair
     Authorized  Signatory

                                  SCHEDULE "A"

NIL

                                  SCHEDULE "B"

List of Intellectual Property Rights

Domain Names
------------

goldpaint.com
goldpaint.net
clickshop.com
clickshop2000.net
carts.net
ecommercesolutions.net
ebusinesssolutions.net
ebusiness-solutions.net

Software Development
--------------------

Tame Wizard Technology
Goldpaint Shopping Cart
The Web Wizard
Banner Tracking
Guest Books
Tame Auctions

Clickshop Software
------------------

Clickshop 4.0 Software
ClickShop UPS Sales Tracking Module
ClickShop Order Status Module
ClickShop Affiliate/Banner Tracking Module
ClickShop Auction Companion Module
ClickShop Membership Area Module